COLORS

Builders & Real Estate Consultants

Date: May 15, 2016

Dr. B.B. Sahay,

Chairman & CEO

ASI Aviation, Inc. (ASI)

8521 Leesburg Pike, Suite 175

Vienna, VA 22182

USA

Dear Dr. Sahay,

We understand you want to establish an office in New Delhi, India for the purpose of developing some businesses in aviation sector here. We also understand you have appointed Mr. Nishant Goyal to be the Director of Business Development for ASI in India, who would be exploring aircraft sales and leasing including spare parts sales to operating and emerging airlines/operators in India. We have a common office space available at 911-912 Arunachal Building, Barakhamba Road, Connaught Place, New Delhi which ASI can use at no cost/no rent, till ASI obtains funding and/or generates income from the projects in India. We will determine this rent once ASI is successful in its endeavor in India or in the US in next 6 months. Please note we want to help ASI initially and hope it to be successful in its venture in India and abroad.

Please acknowledge your acceptance of our offer as described in this letter, signing and dating below and returning to us for our record.

Sincerely,

/s/Vijay Taneja

Vijay Taneja

Proprietor

Acceptance:/s/Brajnandan Sahay Date:16th May, 2016

Address: 911-912 Arunachal Building, Barakhamba Road, Connaught Place, New Delhi - 110001